Exhibit 10.30
February 7, 2025

BY EMAIL

Frank Karbe
Mill Valley, CA

Re: Employment Agreement
Dear Frank:
This agreement (the “Agreement”) sets forth the terms of your employment as the Chief Financial Officer of Cidara Therapeutics, Inc. (the “Company”). This Agreement will become effective upon your acceptance by executing this Agreement and returning the executed Agreement to me.
1.Position. Upon commencement of your employment with the Company, which is expected to occur on February 24, 2025 (such actual date of commencement of employment, the “Start Date”), your duties under this Agreement shall be to serve as the Company’s Chief Financial Officer and you will report to the Company’s Chief Executive Officer (the “CEO”). This is a full-time employment position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) unless you first obtain the approval of the Company’s Board of Directors (the “Board”), which approval shall not be withheld unreasonably. Notwithstanding the foregoing, you will be allowed to continue to engage in the business activities set forth on Exhibit B hereof while rendering services to the Company, provided that such activities do not interfere with the fulfillment of your duties to the Company and you may also engage in religious, charitable and other community activities so long as such engagements and activities do not interfere or conflict with your obligations to the Company, as determined by the Board in its discretion.
2.Salary. The Company will pay you a base salary payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be paid at the rate of $525,000 per year (on an annualized basis), subject to periodic review and adjustment at the Board’s discretion. This is a full-time, exempt position, meaning that you are not eligible for overtime compensation. The annual base salary in effect at any given time shall be referred to herein as the “Base Salary”.
3.Sign-on Bonus. You shall be entitled to receive a one-time signing bonus in the amount of $50,000, less any taxable withholdings. If you are terminated for Cause or resign for any reason prior to the one-year anniversary of your Start Date, you agree to promptly repay the full bonus amount.
4.Annual Bonus. You will be eligible to participate in the Company’s amended and restated bonus plan. Your bonus target percentage will be 40% of the Base Salary amount actually paid to you in the applicable year, based on achievement of individual and corporate

Frank Karbe
February 7, 2025

performance objectives to be determined and approved by the Board or the Compensation Committee thereof. Bonuses are paid on an annual basis, after the close of the fiscal year and after determination by the Board (or the Compensation Committee thereof) of (i) the level of achievement of the applicable individual and corporate performance targets and (ii) the bonus earned by you (if any). No bonus is guaranteed and, in addition to the other conditions for earning such compensation, you must remain an employee in good standing of the Company on the scheduled bonus payment date in order to be eligible for any bonus payment. The Company’s bonus program will be the only incentive compensation, commissions, or other bonus program that will apply to you. However, nothing in this paragraph will prevent you from participating in incentive compensation, commission plan, retention plan, or other bonus programs created after the commencement of your employment which is specifically designed to include you and/or to which you are specifically invited to participate.
5.Equity. As a material inducement for your employment, you will be granted a stock option to purchase 115,000 shares of the Company’s common stock, pursuant to the Company’s Inducement Incentive Plan (the “Plan”). Your stock option will vest over a four year period with 25% of the shares vesting on the one year anniversary of your Start Date, and the remainder vesting in approximately equal monthly installments over the following 36 months, provided that you remain in Continuous Service (as defined in the Plan) through such vesting dates. As a further material inducement for your employment, you will also be granted a Restricted Stock Unit Award (“RSUs”) under the Plan for 57,500 shares of the Company’s common stock. Your RSUs will vest over a four-year period in four equal installments of 25%, each vesting annually on the 10th day of the last month of the of the calendar quarter of your Start Date, provided that you remain in Continuous Service (as defined in the Plan) through such vesting dates. Your stock options and RSUs will be subject to the terms and conditions set forth in the applicable Plan and their respective agreements collectively the "Equity Documents".
6.Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees including medical, dental, vision, disability, life and 401(k), all subject to the terms and conditions of such plans and programs. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will continue to be made available to you. You will be entitled to accrue Paid Time Off (“PTO”) in accordance with subject to the terms and conditions of the Company’s PTO policy (which includes a maximum accrual cap), as may be amended from time to time.
7.At-Will Employment; Accrued Obligations. Your employment is “at will,” meaning you or the Company may terminate it at any time, with or without Cause (as defined below) or advance notice. In the event of the ending of your employment for any reason and at any time, the Company shall pay you: (i) any unpaid base salary through your last day of employment (the “Date of Termination”), (ii) any accrued but unused PTO, and (iii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to the Date of Termination and not yet reimbursed (together the “Accrued Obligations”).

Frank Karbe
February 7, 2025

8.Severance Benefits. In the event that the Company terminates your employment without Cause (other than due to death or disability) or you resign your employment for Good Reason (as defined below), in either case at such time that is not within the three months immediately preceding or the twelve months immediately following the consummation of a Change in Control (as defined below), in addition to the Accrued Obligations and provided you enter into, do not revoke and comply with the terms of a separation agreement in a form provided by the Company which shall include a general release of claims against the Company and related persons and entities and must be returned to the Company and become effective no later than sixty days following your Date of Termination (the “Release”) the Company will provide you with the following termination benefits:
(a)a lump sum cash payment equal to your Base Salary for a nine month period (the “Severance Period”), calculated by reference to your Base Salary rate in place immediately prior to the Date of Termination, but ignoring any decrease that forms the basis of your resignation for Good Reason, if applicable, which shall be paid to you on the first regular payroll date of the Company following the effective date of the Release, and in any event no later than March 15 of the year following the year in which the Date of Termination occurs; and
(b)if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the full cost of the monthly premium for such benefits paid by the Company until the earlier of (i) the date immediately following the expiration of the period of time following the Date of Termination equal to the Severance Period; or (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay you a taxable cash amount, which payment shall be made regardless of whether you elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer and shall be equal to the amount, and paid for the same duration of time, that the Company would have otherwise paid for your COBRA benefits as described above (which amount shall be calculated based on the premium for the first month of coverage).
9.Change in Control Severance Benefits. In the event that the Company terminates your employment without Cause (other than due to death or disability) or you resign your employment for Good Reason (as defined below), in either case, within the three months immediately preceding or the twelve months immediately following the consummation of a Change in Control (as defined below), in addition to the Accrued Obligations and provided you enter into and do not revoke the Release, the Company will provide you with all of the termination benefits set forth in Section 8 above, on the same schedule as set forth in Section 8 above, except that:
(a)the Severance Period shall be twelve months;

Frank Karbe
February 7, 2025

(b)you will also receive a lump sum cash amount equivalent to your target annual bonus for the year in which the Date of Termination occurs (calculated by reference to your Base Salary rate in place immediately prior to the Date of Termination, but ignoring any decrease that forms the basis of your resignation for Good Reason, if applicable), which shall be paid to you on the first regular payroll date of the Company following the effective date of the Release, and in any event no later than March 15 of the year following the year in which the Date of Termination occurs; and
(c)in addition, the vesting of all equity compensation awards granted to you by the Company (or its successor), to the extent outstanding as of immediately prior to your termination, shall become fully vested and immediately exercisable by you. Any stock options and other equity compensation awards that you hold as of your Date of Termination shall remain outstanding following your Date of Termination if and to the extent necessary to give effect to this Section 9(c).
For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 8 and this Section 9. If you are eligible for benefits under both Section 8 and this Section 9, you shall receive the benefits set forth in this Section 9 and such benefits will be reduced by any benefits previously provided to you under Section 8.
10.Definitions. For purposes of this Agreement:
“Cause” means: (i) your commission of any felony or commission of a crime involving dishonesty; (ii) conduct by you in connection with your service to the Company that is fraudulent, unlawful or grossly negligent; (iii) your willful failure or refusal to comply with lawful directives of the CEO or the Board; (iv) willful breach by you of a written Company policy or your representations, warranties, covenants and/or obligations under this Agreement or any other agreement between you and the Company, which, if curable, is not cured by you within 30 days following your receipt of written notice from the Company detailing the nature of such breach; and/or (v) material misconduct by you which adversely impacts, discredits or damages the Company or any of its affiliates.
“Change in Control” shall be deemed to have occurred upon the consummation of (i) the dissolution or liquidation of the Company; (ii) the sale or disposition by the Company of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; (iii) a merger, reorganization or consolidation in which the Company consolidates with or merges into another corporation or entity, or any other corporation or entities consolidates with or merges into the Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) a merger or consolidation which would result in a majority of the board of directors of the combined entity being comprised of members of the board of directors of the pre-transaction Company and the chief executive officer of the combined entity being the chief executive officer of the pre-transaction Company, in each

Frank Karbe
February 7, 2025

case immediately following the consummation of such merger or consolidation, or (C) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all shares of then outstanding Common Stock; (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transaction by a person or group of persons; (v) an acquisition of more than 50% of the then outstanding voting securities of the Company by another entity or person in a single transaction; or (vi) any other acquisition of the business of the Company, as determined by the Board; provided, however, that any public offering, private placement of the Company’s securities or other capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Change in Control.”
“Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events, without your prior written consent: (i) a material reduction of at least 10% in your then-current Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) relocation of your principal place of employment to a place that increases your one-way commute by more than 75 miles as compared to your then-current principal place of employment immediately prior to such relocation; (iii) a material diminution in your primary duties, responsibilities or authorities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; (iv) a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report, including, if applicable, a requirement that you report to a corporate officer or employee instead of reporting directly to the chief executive officer and/or president of a corporation unless you are required to report directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation); or (v) a material breach of this agreement by the Company. “Good Reason Process” shall mean that (A) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (B) you have notified the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (C) you have cooperated in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
11.Confidential Information and Assignment of Inventions. As a condition of employment, you shall execute and abide by the Confidential Information and Invention Assignment Agreement attached as Exhibit A, the terms of which are incorporated by reference herein.
12.Taxes; Section 409A

Frank Karbe
February 7, 2025

(a)All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
(b)Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder (the “Code”), the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service (as defined below), or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service”. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. If your Date of Termination occurs at a time when the Release could become effective in one of two different calendar years (for example, your Date of Termination occurs in December), to the extent necessary to avoid adverse taxation under Section 409A of the Code, the effective date of the Release (for purposes of timing of receiving your severance benefits) shall in all events be considered as occurring no sooner than the later of such two different calendar years.
The severance benefits under this Agreement are intended to qualify for an exemption from application of Section 409A of the Code or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, or if not exempt from, comply with, Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation

Frank Karbe
February 7, 2025

subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

13.Interpretation, Amendment and Enforcement. This Agreement, including the Confidential Information and Invention Assignment Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.
14.Dispute Resolution. To ensure the rapid and economical resolution of any disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to any statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment, or the termination of your employment, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) by a single arbitrator and under the JAMS Employment Arbitration Rules & Procedures (which are accessible on the JAMS’ website at http://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you on request). The arbitration will be held in the JAMS’ office closest to your assigned office location, or such other location as then-agreed by the parties. You and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. By agreeing to this arbitration procedure, the parties waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (2) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this Section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company shall bear JAMS’ arbitration fees and administrative costs in excess of the court filing fees that you would be required to pay if the dispute was litigated in civil court. Nothing herein shall prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
Employee Initials for Section 14:_/s/ FK___________

Frank Karbe
February 7, 2025

15.Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.
16.Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a duly authorized officer of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
17.Other Terms. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

Frank Karbe
February 7, 2025

Please acknowledge, by signing below, that you have accepted this Agreement.
Very truly yours,

By: _/s/ Jeff Stein______________________
                         Jeffrey Stein, Ph.D.
President and Chief Executive Officer

I have read and accept this employment offer:

_/s/ Frank Karbe__________________________
Frank Karbe

Dated: _2/11/2025________________________

Encl:     Exhibit A – Confidential Information and Invention Assignment Agreement
    Exhibit B – Ongoing Business Activities